Exhibit 99.2

LifeWatch AG

Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017 and 2016

LifeWatch AG

Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017 and 2016

Table of Contents

Page

Financial information

Condensed Consolidated Balance Sheets at March 31, 2017 (Unaudited) and December 31, 2016	3
Condensed Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2017 and 2016 (Unaudited)	4
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2017 and 2016 (Unaudited)	5
Notes to Condensed Consolidated Financial Statements	6

LifeWatch AG

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands except share and per share amounts)

	March 31, 2017 (Unaudited)	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$3,080	$21,376
Accounts receivable, net
Trade	13,283	12,107
Other	249	1,877
Prepaid expenses	3,753	—
Inventories (note 8a)	2,160	1,111
Total current assets	22,525	36,471

Other non-current assets
Severance pay funded	26	25
Prepaid expenses and deposits	948	856
Investment in Affiliated Company (note 5)	—	2,174
Total other non-current assets	974	3,055

Deferred income taxes	18,600	17,399
Property plant and equipment, net (note 7)	23,648	18,361
Goodwill	14,976	14,976
Intangible assets, net	1,258	1,695
TOTAL ASSETS	$81,981	$91,957

LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term loans and other liabilities	$3,405	$2,897
Accounts payable and accruals
Trade	6,849	5,730
Provision for settlement	50	12,975
Other (note 8b)	11,381	11,480
Total current liabilities	21,685	33,082

Non-current liabilities
Loans and other liabilities, net of current maturities	3,177	1,007
Accrued expenses	426	463
Accrued severance and other benefits	483	475
Total non-current liabilities	4,086	1,945

Commitments, contingent liabilities and pledges (note 6)	—	—
Total liabilities	$25,771	$35,027

Equity:
Paid-in share capital including premium (ordinary shares of CHF 1.30 par value; issued and paid: 18,477,869 shares at March 31, 2017 and December 31, 2016, respectively)	193,805	194,669
Accumulated deficit	(136,692)	(137,248)
Accumulated other comprehensive loss	(451)	(463)
Capital reserve	70	70
Treasury shares (13,125 shares at March 31, 2017 and December 31, 2016)	(98)	(98)

Total shareholders’ equity	$56,634	$56,930
Noncontrolling interest	(424)	—
Total equity	$56,210	$56,930
Total liabilities and equity	$81,981	$91,957

The accompanying notes are an integral part of these condensed consolidated financial statements.

LifeWatch AG

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands except share and per share amounts)

	Three Months Ended March 31, 2017 (Unaudited)	Three Months Ended March 31, 2016 (Unaudited)
Revenues:
Services revenue, net	$29,141	$28,383
Sales of systems	51	8
Total revenues	29,192	28,391

Cost of revenues:
Cost of services	14,797	12,179
Cost of sales of systems	276	261
Total cost of revenues	15,073	12,440
Gross profit	14,119	15,951

Operating expenses:
Research and development expenses	486	1,146
Selling and marketing expenses	5,402	5,858
General and administrative expense	9,012	9,000
Legal settlements and other (income) expenses, net	600	13,100
Total operating expenses	15,500	29,104

Loss from operations	(1,381)	(13,153)

Financial expenses, net	(140)	(419)
Other income (expense), net	4	(2)
Loss before taxes	(1,517)	(13,574)
Tax benefit	620	3,981
Net loss	(897)	(9,593)

Amounts attributable to noncontrolling interest	(260)	—
Net loss attributable to LifeWatch AG	$(637)	$(9,593)

Loss per share (note 4)
Basic and diluted	$(0.03)	$(0.71)

Weighted average number of shares outstanding (in thousands, note 4):
Basic and diluted	18,478	13,473

Net loss	$(897)	$(9,593)
Other comprehensive income (loss):
Actuary income (loss) from pension fund	—	—
Comprehensive loss	—	—
Amounts attributable to noncontrolling interest	(260)	—
Total comprehensive loss attributable to LifeWatch AG	$(637)	$(9,593)

The accompanying notes are an integral part of these condensed consolidated financial statements.

LifeWatch AG

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands except share and per share amounts)

	Three Months Ended March 31, 2017 (Unaudited)	Three Months Ended March 31, 2016 (Unaudited)
Cash flows from operating activities:
Net loss	$(897)	$(9,593)
Adjustments required to reconcile net loss to net cash provided used in operating activities:
Stock-based compensation	—	163
Depreciation and amortization	2,876	2,148
Changes in deferred income taxes	(1,201)	(4,605)
Foreign exchange loss	13	—
Change in accrued severance pay	127	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, including non-current portion
Trade	(1,177)	(1,416)
Other	(2,219)	(291)
Increase in inventories	(1,049)	(214)
(Decrease) increase in accounts payable and accruals:
(Discharge) provision for settlement	(12,925)	10,612
Trade	1,119	(107)
Other	2,046	2,042
Net cash used in operating activities	(13,287)	(1,261)
Cash flows from investing activities
Purchase of fixed assets	(8,164)	(3,551)
Purchase of other assets	—	(569)
Sale of other assets	437
Investment and loans to affiliated company	—	(711)
Net cash used in investing activities	(7,727)	(4,831)
Cash flows from financing activities
Common stock issued	40	28
Short-term credit from banks and other	—	1,804
Repayment of long term loans and capital lease obligations	(1,719)	(3,516)
Obligations under capital leases undertaken	4,397	3,102
Net cash provided by financing activities	2,718	1,418
Translation differences on cash balances of subsidiaries	—	—
Decrease in cash and cash equivalents	(18,296)	(4,674)
Balance of cash and cash equivalents at beginning of the period	21,376	7,400
Balance of cash and cash equivalents at end of the period	$3,080	$2,726

The accompanying notes are an integral part of these condensed consolidated financial statements.

LifeWatch AG

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

1. Business Overview

LifeWatch AG (the “Company”) was incorporated in July 2001, under the name “Remmedtech AG”. On August 14, 2001, the Company changed its name to “Card Guard AG”.  The Company was incorporated in order to become the parent company of Card Guard Scientific Survival Ltd. and its subsidiaries. On May 26, 2009, the Company changed its name to “LifeWatch AG” and in June 2012, Card Guard Scientific Survival Ltd. changed  its  name  to  LifeWatch Technologies Ltd ( “LWT” or the “Israeli Company”).

The Company’s shares are traded on the main Board of SIX- Swiss Exchange (the “SIX”) since October 29, 2001.

The Company and its subsidiaries provide monitoring services and develop, manufacture and market advanced telehealth systems for high-risk and chronically ill patients.

In July 2015, the Company established a Joint Venture with IKSIR TEKNOLOJI SAGLIK VE KIMYA SAN. ve TIC. A.S. (“JV partner”), a company located in Ankara, Turkey, to provide digital health solutions in the Turkish market. The Company transferred shares of LifeWatch Mobile Switzerland AG to the JV partner and recorded the transaction in the share register of LifeWatch Mobile Switzerland AG. In October 2015, LifeWatch Mobile Switzerland AG was renamed LifeWatch Turkey Holding AG. In November 2015, LifeWatch Saglik Hizmetleri Anonim Sirketi, the Turkish subsidiary which is wholly owned by Lifewatch Turkey Holding AG and is the entity that will conduct business operations, was established and registered in Ankara, Turkey.

On January 9, 2017, the Company announced its decision to cease offering remote patient monitoring services in the area of INR coagulation measurement market for commercial business reasons effective February 20, 2017. As a result, the assets related to the INR business of $1,811 thousand were written off in 2016.

On July 12, 2017, BioTelemetry, Inc. (“BioTelemetry”) completed the settlement of the public tender offer (the “Offer”) to acquire the LifeWatch AG shares. At settlement, BioTelemetry paid aggregate consideration of 3,615,840 shares of BioTelemetry Common Stock and cash in the amount of CHF 159,283 thousand. As a result of the Offer, BioTelemetry became the majority owner of LifeWatch, acquiring approximately 97.0% of LifeWatch shares. BioTelemetry intends to acquire the remaining untendered LifeWatch Shares pursuant to a short-form merger or a squeeze-out procedure in accordance with Swiss law and takeover regulation. Through September 13, 2017, BioTelemetry purchased 191,114 additional shares of LifeWatch for cash consideration of CHF 2,901 thousand for a total ownership percentage of approximately 97.7%.

2. Basis of Presentation

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). All amounts are presented in United States dollars ($ or USD) in thousand unless otherwise stated. The par value of capital stock is denominated in Swiss francs (CHF).

In the opinion of management, the accompanying unaudited financial statements include all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s interim financial information. The financial data and other information disclosed in these notes to the condensed consolidated financial statements related to the three months ended March 31, 2017 and 2016 are unaudited.  The results for the three months ended March 31, 2017 are not necessarily indicative of the results to be expected for any future period.

LifeWatch AG

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and those of the subsidiaries that it controls due to ownership of a majority voting interest. The Company uses the voting interest entity model and the variable interest entity model (“VIEs”) to evaluate the inclusion of affiliate financial results using the consolidation or the equity method. The Company’s share of earnings or losses of nonconsolidated affiliates is included in its consolidated operating results using the equity method of accounting when it is able to exercise significant influence over, but does not control, the operating and financial decisions of the affiliate. Intercompany balances and transactions have been eliminated.

Noncontrolling Interest

These condensed consolidated financial statements reflect the application of Accounting Standards Codification Topic 810, Consolidations (“ASC 810”) which establishes accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within shareholder’s equity, but separate from the parent’s equity; (ii) the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statements of income; and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently.

The Company began consolidating its 55% owned Joint Venture on January 1, 2017 as a result of controlling the financing of the Joint Venture, the activity which most significantly affects the operating performance. See note 5. for additional information.

Functional currency

The currency of the primary economic environment in which the operations of the Company and most of its subsidiaries are conducted, is U.S. dollars. Thus, the functional and reporting currency of the Company and most of the subsidiaries is the U.S. dollar. Balances in non-dollar currencies are translated into U.S. dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items (stated below) reflected in the statements of operations, the following exchange rates are used: (i) for transactions: exchange rates at transaction dates or average period rates and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization, changes in inventories, etc.) historical exchange rates. The resulting currency exchange effects are reported as financial income or expenses, as appropriate. The financial statements of subsidiaries whose functional currency is their respective local currency are translated into U.S. dollars as follows: assets and liabilities are translated using the year-end rate of exchange; results of operations are translated at average exchange rates during the year or at exchange rates at transaction dates if average rate is not a reasonable estimation. The resulting aggregate translation adjustments are reported in shareholders’ equity as a component of “accumulated other comprehensive loss”.

3. Recent Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. The standard eliminates step two in the current two-step impairment test under ASC 350. Under the new standard, a goodwill impairment will be recorded for any excess of a reporting unit’s carrying value over its fair value. A prospective transition approach is required. The standard is effective for annual and interim reporting periods beginning after December 15, 2019 with early adoption permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. The standard will require lessees to recognize most leases on their balance sheet and makes selected changes to lessor accounting. The standard is effective for annual and interim reporting periods beginning after December 15, 2018. A modified retrospective transition approach is required, with certain practical expedients available. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

LifeWatch AG

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers”. Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB has recently issued several amendments to the standard, including clarification on accounting for licenses of intellectual property and identifying performance obligations. Early adoption is possible for reporting periods beginning January 1, 2017. The Company is still evaluating the potential impact of ASU 2014-09 on its financial statements.

4. Basic and Diluted Net Loss Per Share

Basic net loss per share is computed based on the weighted average number of ordinary shares outstanding during each year (net of treasury shares). Diluted net loss per share includes the potential effect of stock option and warrants outstanding during the year, in accordance with ASC 260 Earnings per Share, using the treasury stock method.

The table below sets forth the weighted average number of shares used in the calculation of basic and diluted loss per share:

	Three months ended
In thousands	March 31, 2017	March 31, 2016
Net loss attributable to LifeWatch AG	$(637)	$(9,593)
Weighted average number of shares used in computation of basic and diluted loss per share	18,478	13,473
Loss per common share:
Basic	$(0.03)	$(0.71)
Diluted	$(0.03)	$(0.71)

If the outstanding RSUs were exercised or converted into common stock, the result would be anti-dilutive for the three months ended March 31, 2017.  If the outstanding warrants, vested options or RSUs were exercised or converted into common stock, the result would be anti-dilutive for the three months ended March 31, 2016.  Accordingly, basic and diluted net loss per share are the same for the three months ended March 31, 2017 and 2016.

5. Joint Venture

In July 2015, the Company invested a capital contribution of $58 thousand for a 55% equity interest in a Joint Venture. In the initial agreement the Company agreed to provide cash financing to the Joint Venture, if necessary, until the Joint Venture becomes cash-flow positive, limited to CHF 3 million. The financing was agreed to be provided as follows: share capital of CHF 100 thousand, a loan of CHF 1.9 million to LifeWatch Turkey Holding AG to be repaid within a 10 year period and a loan of CHF1 million to LifeWatch Saglik Hizmetleri A.S. to be repaid within a 3 year period.

During 2016, based on the updated timeline for the launch of monitoring services in Turkey, together with the revised budget and forecast of Joint Venture enrollments, operating performance and cash requirements, significantly more funding was required for the Joint Venture to reach breakeven and generate positive cash flows. Based on the developments that occurred, including a contract amendment signed on January 4, 2017, the Company reassessed its interest in the Joint Venture and determined that the financing of the Joint Venture has become a much more significant element and is considered the activity that most significantly affects the operating performance of the Joint Venture. Given the Company, as the sole funding source, has control over this activity, the Joint Venture was consolidated beginning January 1, 2017. The Company will provide, if necessary and provided that the updated budget and forecasts are met, the cash financing to the Joint Venture until the Joint Venture is cash flow positive.

LifeWatch AG

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

As of March 31, 2017, the Company has financed the Joint Venture with a cumulative loan of $5,778 thousand. The Company has recorded 100% of the accumulated operating loss of the Joint Venture of $2,980 thousand since the Company is legally obligated by contract to fund the Joint Venture. The Company’s interest in the Joint Venture is recorded in the Company’s financial statements using the equity method of accounting.

Composition of the investment and loans to the Joint Venture is as follows:

USD in thousands	March 31, 2017	December 31, 2016
Initial equity investment in Joint Venture	$58	$58
Loan to Joint Venture	5,720	4,518
Total	5,778	4,576
Accumulated Joint Venture operating loss	(2,980)	(2,402)
Investment in affiliate	$2,798	$2,174

6.  Commitments and Contingencies

Litigation

1)             In June 2000, two pharmaceutical companies filed a summary procedure statement of claim in the District Court of Tel Aviv, Israel against LifeWatch Technologies Ltd (the “Israeli Company”). In November 2006 and July 2011, judgments were given, ordering the Company to pay the plaintiffs a total amount of approximately $4.6 million which includes Value Added Tax (“VAT”), interest, currency adjustments and attorney fees. As of December 31, 2011, the Company paid the total amount to the plaintiffs.

The Company appealed the Tel Aviv District Court’s decision and a hearing in the Israel High Court of Justice took place in September 2013. A decision on the appeal was suspended while the parties attempted court-ordered mediation. The mediation process was unsuccessful and the High Court of Justice was requested to rule. The parties received the decision in June 2015 reversing, in great part, the District Court’s decision and entitling the Company to a refund from the plaintiffs in the approximate amount of $3.75 million. Concentrated efforts are underway to reclaim these funds from the plaintiffs. A recovery of $373 thousand was recorded in the Company’s financial statements as of December 31, 2016 in legal settlements and other (income) expenses.

In addition, an amount of approximately $1.6 million, which was restricted by various bodies/authorities in connection with the proceedings was released and returned to the Company in 2015.

2)             In November 2007, a former executive of the Company filed a financial claim against the Israeli Company in the amount of approximately $400 thousand together with interest and currency adjustment. In addition to the financial claim, the plaintiff appealed for royalties and options. In July 2009, a corrected claim was filed and the plaintiff has raised its claim to approximately $2.5 million in addition to his claim for royalties and options. The Israeli Company filed a defense in October 2009.

In 2014, the labor court ruled in favor of the Israeli Company awarding the former executive only a small fraction of the requested damages and the amount of approximately $120 thousand due was paid. The executive appealed the decision and the Company counter-appealed. A hearing on the matter was held on October 27, 2015 and the court upheld the lower court’s decision in its entirety.

This former executive filed two new matters alleging similar claims in November 2016: one a labor matter and the other seeking patent royalties. The Company moved to dismiss both cases.  The District Court dismissed the labor matter.  The former executive appealed.  The appeal is pending.  The Company believes that the lower court’s decision will be upheld.  No decision has yet been handed down in regard to the patent royalty matter although the Company believes there is no significant exposure. Due to the early stage of the process, the outcome is still unclear.

LifeWatch AG

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

3)             A Qui Tam (Whistleblower) action filed under seal in 2013 was unsealed and served upon the Company at the end of 2014. The U.S. federal government and the State of Texas declined to participate in this claim. This matter was settled between the Company and the Relator (Whistleblower), on behalf of the federal and state governments in June 2016, for $12.75 million subject to final approval by the federal government payors, Medicare, TriCare and the Veterans Administration and the state healthcare programs. In March 2017, all U.S. federal government approvals for the qui tam settlement were received and the amount of $12.75 million was paid in full. Consequently, the U.S. federal court entered an order dismissing, with prejudice, all claims for U.S. federal government payors, Medicare, TriCare and Veterans Administration healthcare programs. Additionally, settlement of the dispute regarding the Medicaid programs for four remaining states was reached, totaling approximately $50 thousand to be paid out of the same agreed settlement amount. The settlement with these states has been completed, all parties have been paid in full and the court case has been fully dismissed.

4)             Shareholders in the sale of Flexlife, Inc., filed a Notice of Arbitration in January 2016, alleging that LifeWatch Services, Inc. breached the Stock Purchase Agreement (“SPA”) and demanding $5.5 million in liquidated damages. LifeWatch answered the allegations and believes there is no significant exposure due to the fact that the Company had a legitimate right to withdraw from the INR market under the terms of the SPA. The parties are currently engaged in the discovery process. The arbitration is scheduled to take place February 12-15, 2018, in Cleveland, Ohio.

5)             In April 2017, a supplier of software development and consulting services filed a breach of contract claim in the amount of approximately $197 thousand against LifeWatch Services, Inc. for services it allegedly provided to LifeWatch. LifeWatch answered the allegations and filed a counterclaim based on the supplier’s failure to provide services as agreed under the parties’ agreement. The parties are engaged in the early stages of the discovery process, and a mediation session before a federal magistrate judge is scheduled for October 2017.

7. Property, plant and equipment, net

Composition of property plant and equipment, grouped by major classifications, is as follows:

USD in thousands	March 31, 2017	December 31, 2016
Cost:
Manufacturing and peripheral equipment	$14,861	$13,333
Office furniture and equipment	3,413	3,303
Monitoring units	35,013	31,264
Motor vehicles	17	17
Leasehold improvements	2,661	1,839
Subtotal	55,965	49,756
Less — accumulated depreciation and amortization	32,317	31,395
Property plant and equipment, net	$23,648	$18,361

LifeWatch AG

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

Depreciation expense totaled $2,751 thousand and $2,097 thousand for the three months ended March 31, 2017 and 2016, respectively.

Property plant and equipment as of March 31, 2017 and December 31, 2016 include assets, mainly monitoring units, leased under capital lease agreements in the amount of approximately $7,846 thousand and $5,424 thousand, respectively, and the accumulated depreciation in respect of those assets is $3,016 thousand and $3,479 thousand in 2017 and 2016, respectively.

8. Supplementary financial statement presentation

a. Inventories

USD in thousands	March 31, 2017	December 31, 2016
Raw materials	$2,003	$741
Finished products and products in process	157	370
Total	$2,160	$1,111

Inventory is stated at the lower of cost or market. Cost is determined using the weighted average basis. Inventory costs include direct materials, direct labor costs and manufacturing overhead.

b. Accounts payable and accruals — other

USD in thousands	March 31, 2017	December 31, 2016
Payroll and related expenses	$2,833	$3,500
Accrued vacation and recreation pay	1,799	1,940
Accrued expenses	664	2,598
Income tax payable	422	278
Deferred revenues	3,678	2,693
Sundry	1,985	471
Total	$11,381	$11,480

LifeWatch AG

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

9. Fair value measurement

The Company measures fair value and discloses fair value measurements for financial and non-financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1 - Quoted prices (unadjusted) in active markets that are accessible at the mea-surement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2 - Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3 - Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, other accounts receivable, accounts payable and accrued expenses. The carrying value of these financial instruments approximates their fair value because of their short-term nature (classified as Level 1).

10. Segments

The Company’s reportable segments consist of:

Sales of Systems - Development, manufacture and marketing of trans-telephonic and wireless di-agnostic equipment for the medical industry.

Mobile Health - Mobile medical device platform designed for self-testing of vital signs for the consumer market.

Patient Services - Cardiac monitoring services of MCT, MCT Patch, Event, Holter, INR and Pace-maker.

The results of operations of all the other operations of the Company not assigned directly to any of the above segments are included in “Other” as part of the Company’s business segment presentation. The operating segments included in “Other” do not meet the quantitative thresholds required for a separate presentation or the aggregation criteria under segment reporting guidance.

The tables below present information about reported segments.

	Sales of Systems	Patient Services	Other	Reconciling items	Consolidated Total
For the three months ended March 31, 2017
Revenues from external customers	$51	$29,141	$—	$—	$29,192
Inter segments revenues	8,953	—	—	(8,953)	—
Total revenues	9,004	29,141	—	(8,953)	29,192
Operating (loss) income	5,885	(1,605)	(1,636)	(4,025)	(1,381)
Depreciation and amortization	256	5,598	19	(2,997)	2,876
Goodwill	—	14,976	—	—	14,976
Capital investments	133	13,739	127	(5,834)	8,165
Total assets	$108,407	$101,549	$29,999	$(157,974)	$81,981

LifeWatch AG

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

	Sales of Systems	Patient Services	Other	Reconciling items	Consolidated Total
For the three months ended March 31, 2016
Revenues from external customers	$8	$28,383	$—	$—	$28,391
Inter segments revenues	1,061	—	—	(1,061)	—
Total revenues	1,069	28,383	—	(1,061)	28,391
Operating (loss) income	(2,431)	(10,646)	(1,707)	1,631	(13,153)
Depreciation and amortization	154	4,560	14	(2,580)	2,148
Goodwill	—	15,859	—	—	15,859
Capital investments	131	4,318	22	(920)	3,551
Total assets	$109,637	$110,408	$2,979	$(139,826)	$83,198

11. Subsequent Events

The Company has evaluated events and transactions subsequent to the balance sheet date through the date these consolidated financial statements were available for issuance on September 22, 2017.

In April 2017, the Company entered into an amendment to its January 2016 credit facility agreement with a Switzerland-based financial institution, which is intended to be used for and finance general corporate activities. This amendment reduced the total amount available under the credit facility from USD $6,000 thousand to USD $4,500 thousand on  July 1, 2017 and USD $3,000 thousand on November 1, 2017. The agreement terminates December 31, 2017 but can be terminated at any time by either party. The interest rate for all credit facility advances that are drawn by the Company are determined by the Bank and paid quarterly. No amounts were outstanding under the credit facility agreement at either March 31, 2017 or December 31, 2016.

As discussed in Note 1, on July 12, 2017, BioTelemetry completed the settlement of the Offer to acquire the LifeWatch shares. At settlement, BioTelemetry paid aggregate consideration of 3,615,840 shares of BioTelemetry Common Stock and cash in the amount of CHF 159,283 thousand. As a result of the Offer, BioTelemetry became the majority owner of LifeWatch, acquiring approximately 97.0% of LifeWatch shares. BioTelemetry intends to acquire the remaining untendered LifeWatch Shares pursuant to a short-form merger or a squeeze-out procedure in accordance with Swiss law and takeover regulation. Through September 13, 2017, BioTelemetry purchased 191,114 additional shares of LifeWatch for cash consideration of CHF 2,901 thousand for a total ownership percentage of approximately 97.7%.